Exhibit 4.1


                             SUPPLEMENTAL INDENTURE

         SUPPLEMENTAL INDENTURE dated as of August 11, 2005, between ACIH, INC., a Delaware corporation (the "Company"), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the "Trustee"), to the Indenture, dated as of December 28, 2004 (the "Indenture"), between the Company and the Trustee. Capitalized terms used in this Supplemental Indenture (the "Supplemental Indenture") and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

                                   WITNESSETH:

         WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture providing for the issuance of 11 1/2% Senior Discount Notes due 2012 (the "Notes") of the Company;

         WHEREAS, Section 10.10 of the Indenture provides that the Company must furnish to the Holders and file with the Trustee (a) by March 31, 2005, the Company's audited consolidated financial statements prepared in accordance with generally accepted accounting principles ("GAAP") and as otherwise described in the Indenture along with certain results of operations information for the year ended December 31, 2004, and (b) by May 15, 2005, the Company's unaudited consolidated financial statements prepared in accordance with GAAP and as otherwise described in the Indenture along with certain results of operations information for the quarter ended March 31, 2005 (collectively, the "Prior Financials");

         WHEREAS, the Company did not furnish to the Holders and file with the Trustee the Prior Financials within the time periods prescribed in Section 10.10 of the Indenture;

         WHEREAS, Section 5.13 of the Indenture provides that the Holders of not less than a majority of the aggregate principal amount at Stated Maturity of the Outstanding Notes may on behalf of the Holders of all the Notes waive certain past defaults under the Indenture and their consequences (including, without limitation, Defaults arising with respect to the obligations set forth in
Section 10.10 of the Indenture);

         WHEREAS, Section 10.10 of the Indenture provides that the Company must furnish to the Holders and file with the Trustee by August 14, 2005, the Company's unaudited consolidated financial statements prepared in accordance with GAAP and as otherwise described in the Indenture along with certain results of operations information for the quarter ended June 30, 2005 (the "Second Quarter Financials");

         WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders of not less than a majority of the aggregate principal amount at Stated Maturity of the Outstanding Notes, amend certain provisions of the Indenture (including, without limitation, Section 10.10 of the Indenture);

         WHEREAS, the Company has solicited consents from the Holders of the Notes upon the terms and subject to the conditions set forth in the Consent Letter, dated August 3, 2005, as the same may be amended, supplemented or modified (the "Consent Solicitation") to, subject to certain conditions, (a) waive the past Defaults arising with respect to the Company's obligations to furnish to the Holders and file with the Trustee the Prior Financials through and including November 12, 2005 and any Default or Event of Default under the Indenture arising therefrom (the "Waiver") and (b) amend Section 10.10(2) of the Indenture to extend the deadline for furnishing to the Holders and filing with the Trustee the Second Quarter Financials to November 12, 2005 (the "Proposed Amendment");

         WHEREAS, the Company has received and delivered to the Trustee the requisite consents to effect the Waiver and the Proposed Amendment under the Indenture;

         WHEREAS, Atrium Companies, Inc., the Company's wholly-owned subsidiary ("Atrium"), has represented to the Trustee that (a) it has entered into (i) a Waiver and Amendment, dated as of July 28, 2005, to that certain Credit Agreement, dated as of December 28, 2004 (the "Credit Agreement"), by and among Atrium, the Company, the Guarantors named therein, the Lenders thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., UBS Securities LLC, Antares Capital Corporation, Citicorp North America, Inc. and General Electric Capital Corporation, pursuant to which such lenders waived certain events of default under the Credit Agreement and amended certain terms of the Credit Agreement and (ii) a Waiver, dated as of July 28, 2005, among Atrium Funding Corporation, Atrium, Fairway Finance Company, LLC (as successor to Fairway Finance Corporation) and Harris Nesbitt Corp. (f/k/a BMO Nesbitt Burns Corp.), pursuant to which such parties waived certain events of default under the Receivables Purchase Agreement, dated as of July 31, 2001, among Atrium Funding Corp., Atrium, Fairway Finance Corporation and BMO Nesbitt Burns Corp., and (b) the waivers included in the aforementioned agreements will expire on October 28, 2005 and September 16, 2005, respectively, subject to early termination under certain circumstances;

         WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture; and

         WHEREAS, all other acts and proceedings required by law, by the Indenture and the certificate of incorporation and by-laws of the Company to make this Supplemental Indenture a valid and binding agreement of the Company for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

         NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:

                                   Article I.

                             Waiver of Past Defaults
                             -----------------------

         1.1 The Trustee acknowledges that the Holders of not less than a majority in aggregate principal amount at Stated Maturity of the Outstanding Notes have, to the extent set forth in the Consent Letter, waived, through and including November 12, 2005, (a) the Company's obligations to furnish to the Holders and file with the Trustee the Prior Financials pursuant to Section 10.10 of the Indenture and (b) any Defaults or Events of Default under the Indenture, in each case arising from the Company's inability to furnish to the Holders and file with the Trustee the Prior Financials pursuant to Section 10.10 of the Indenture.

                                  Article II.

                           Amendment to the Indenture
                           --------------------------

         2.1 Amendment of Section 1.01. Section 1.01 of the Indenture is hereby amended to include the following terms in alphabetical order with the other terms appearing within Section 1.01:

         "A/R Waiver" means the Waiver, dated as of July 28, 2005, among Atrium Funding Corporation, ACI, Fairway Finance Company, LLC (as successor to Fairway Finance Corporation) and Harris Nesbitt Corp. (f/k/a BMO Nesbitt Burns Corp.), pursuant to which such parties waived certain events of default under the Receivables Purchase Agreement, dated as of July 31, 2001, among Atrium Funding Corp., ACI, Fairway Finance Corporation and BMO Nesbitt Burns Corp.

         "Lender Extension Waivers" means (1) the Waiver and Amendment, dated as of July 28, 2005, to that certain Credit Agreement (the "Credit Agreement"), dated as of December 28, 2004, by and among ACI, the Company, the Guarantors named therein, the Lenders thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., UBS Securities LLC, Antares Capital Corporation, Citicorp North America, Inc. and General Electric Capital Corporation, pursuant to which such lenders waived certain events of default under the Credit Agreement and amended certain terms of the Credit Agreement and
(2) the A/R Waiver.

         "Lender Extension Waiver Termination Date" means the date on which any of the Lender Extension Waivers (or other agreements or waivers on substantially the same terms (other than the terms with respect to the outside termination date) as the Lender Extension Waivers) ceases to be in full force and effect.

         "Prior Financials" means (a) the Company's audited consolidated financial statements along with certain results of operations information for the year ended December 31, 2004 required to be provided pursuant to Sections 10.10(1)(x) and 10.10(1)(y), and (b) the Company's unaudited consolidated financial statements along with certain results of operations information for the quarter ended March 31, 2005 required to be provided pursuant to Sections 10.10(2)(x) and 10.10(2)(y).

         "Second Quarter Financials" means the Company's unaudited consolidated financial statements along with certain results of operations information for the quarter ended June 30, 2005 required to be provided pursuant to Sections 10.10(2)(x) and 10.10(2)(y)."

         2.2 Amendment of Section 5.01. Section 5.01 of the Indenture is amended by deleting the last word in Section 5.01(l) in its entirety and replacing it with the following: "Date; or

         (m) the Company fails to furnish without cost to each Holder and file with the Trustee the Prior Financials on or before 5:00 p.m. New York City time on November 12, 2005; or

         (n) if at any time after August 12, 2005 and prior to October 28, 2005,
(i) a Lender Extension Waiver Termination Date occurs and (ii) the Company has not furnished without cost to each Holder and filed with the Trustee the Prior Financials on or before such Lender Extension Waiver Termination Date; or

         (o) the Company fails to furnish without cost to each Holder and file with the Trustee the Second Quarter Financials on or before 5:00 p.m. New York City time on November 12, 2005.

          Notwithstanding the foregoing, an extension of the A/R Waiver beyond September 16, 2005 on substantially the same terms and conditions as the A/R Waiver shall not, by itself, result in an Event of Default."

         2.3 Amendment of Section 10.10(2). Section 10.10 of the Indenture is amended by deleting the last word in the first sentence of Section 10.10(2) and replacing it with the following: "time;

provided, however, that, notwithstanding anything to the contrary in this
Section 10.10, for the fiscal quarter ended June 30, 2005, the Company shall furnish without cost to each

Holder and file with the Trustee the Second Quarter Financials on or prior to 5:00 p.m. New York City time on November 12, 2005; provided further, that if at any time after August 14, 2005 and prior to October 28, 2005, a Lender Extension Waiver Termination Date occurs, the Company shall immediately furnish without cost to each Holder and file with the Trustee the Second Quarter Financials.

         Notwithstanding the foregoing, an extension of the A/R Waiver beyond September 16, 2005 on substantially the same terms and conditions as the A/R Waiver shall not, by itself, result in an Event of Default."

                                  Article III.

                                  Effectiveness
                                  -------------

         3.1 Effectiveness of this Supplemental Indenture. This Supplemental Indenture is entered into pursuant to and consistent with Section 9.02 of the Indenture, and nothing herein shall constitute a waiver, amendment, modification or deletion of the Indenture requiring the approval of each Holder of Notes affected thereby pursuant to clauses (a) through (k) of Section 9.02 of the Indenture. Upon the execution of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby.

                                  Article IV.

                                  Miscellaneous
                                  -------------

         4.1 Continuing Effect of the Indenture. Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Notes outstanding thereunder shall remain in full force and effect.

         4.2 Reference and Effect on the Indenture. On and after the Acceptance, each reference in the Indenture to "the Indenture," "this Indenture," "hereunder," "hereof" or "herein" shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

         4.3 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended, as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.

         4.4 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

         4.5 Separability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         4.6 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         4.7 Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.


                                        ACIH, INC.

                                        By /s/ Jerry Fadden
                                           -------------------------------------
                                           Name:  Jerry Fadden
                                           Title: Chief Financial Officer


                                        U.S. BANK NATIONAL
                                        ASSOCIATION, as Trustee

                                        By /s/ Sandra Spivey
                                           -------------------------------------
                                           Name:  Sandra Spivey
                                           Title: Vice President